Sezzle Inc. (ASX:SZL) | ARBN 633 327 358 | sezzle.com | 251 1st Ave N, Suite 200, Minneapolis, MN 55401 1 1 May 2023 ASX RELEASE Company Announcements Platform US Restriction on CHESS Depository Interests To Be Removed Sezzle Inc. (ASX:SZL) (Sezzle or Company) // Purpose-driven installment payment platform, Sezzle, is pleased to announce that ASX Settlement has accepted the Company’s application to remove the Foreign Ownership Restricted United States (FORUS) person prohibited tag from the Company’s CHESS Depository Interests (CDIs), effective today. The removal is expected to take effect on or about May 8, 2023 (Australian Eastern Standard Time). The FORUS designation on the Company’s CDIs was put in place at the time of the Company’s IPO, to comply with the exemption from registration contained in Regulation S of the US Securities Act for offers which are made outside the US for US Companies. This designation has effectively prevented CDIs from being sold on the ASX to US persons, unless an exemption is available. The removal of the FORUS restriction by ASX Settlement means that US brokers, individuals and entities, including institutional investors, may now acquire and trade the Company’s CDIs on the ASX market, subject to applicable US securities laws. Charlie Youakim, Executive Chairman and CEO, commented: “We are very pleased that ASX Settlement accepted our application to remove the FORUS restriction on the CDIs. The removal of the restriction will allow additional investors in the US to acquire our CDIs on the ASX, which up until now has been limited. We have a strong presence and high brand recognition in the US, and as such we are very excited to be able to expand our investor base there.” This announcement has been approved by the Company’s Executive Chairman and CEO, Charlie Youakim, on behalf of the Sezzle Inc. Board.

Sezzle Inc. (ASX:SZL) | ARBN 633 327 358 | sezzle.com | 251 1st Ave N, Suite 200, Minneapolis, MN 55401 2 Contact Information For more information about this announcement: Lee Brading, CFA Investor Relations +651 240 6001 InvestorRelations@sezzle.com Justin Clyne Company Secretary +61 407 123 143 jclyne@clynecorporate.com.au Erin Foran Media Enquiries +651 403 2184 erin.foran@sezzle.com About Sezzle Inc. Sezzle is a fintech company on a mission to financially empower the next generation. Sezzle’s payment platform increases the purchasing power for millions of consumers by offering interest-free installment plans at online stores and select in-store locations. Sezzle’s transparent, inclusive, and seamless payment option allows consumers to take control over their spending, be more responsible, and gain access to financial freedom. For more information visit sezzle.com. No Offer or Solicitation This report shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended, or pursuant to another available exemption.